UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 20, 2012
(Date of Report)

December 19, 2012
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 31, 2009, Sotheby's and certain of its wholly-owned subsidiaries (collectively, “Sotheby's”) entered into a credit agreement (the “Existing Credit Agreement”) with an international syndicate of lenders led by General Electric Capital, Corporate Finance (“GE Capital”). The Existing Credit Agreement, among other things, provided for a credit facility (the “Revolving Credit Facility”), subject to a borrowing base, as defined in the Existing Credit Agreement. Prior to the date of this filing, the Existing Credit Agreement had been amended several times to, among other things, extend the maturity date of the original agreement to September 1, 2014 and provide additional flexibility to Sotheby's.
On December 19, 2012, Sotheby's, GE Capital, and the lenders named therein amended and restated the Existing Credit Agreement (the “A&R Credit Agreement”) to, among other things, further extend the maturity date to December 19, 2017, increase the borrowing capacity of the Revolving Credit Facility to $300 million, and provide further flexibility to Sotheby's. The A&R Credit Agreement retains the existing accordion feature whereby from the date of the A&R Credit Agreement until June 19, 2017, Sotheby's may request to increase the borrowing capacity of the A&R Credit Agreement by an amount not to exceed $50 million.
The following summary does not purport to be a complete summary of the A&R Credit Agreement and is qualified in its entirety by reference to the A&R Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein. Capitalized terms used, but not defined, in this Form 8-K have the meanings set forth in the A&R Credit Agreement.

The A&R Credit Agreement, among other things:

•	Extends the maturity date of the A&R Credit Agreement from September 1, 2014 to December 19, 2017.

•	Adds Sotheby's Hong Kong Limited as a Foreign Borrower under the Revolving Credit Facility (previously only Sotheby's U.K. and other U.K. entities were Foreign Borrowers).

•
Increases the borrowing capacity of the Revolving Credit Facility from $200 million to $300 million, with a sub-limit of $100 million (previously $50 million) for borrowings by Foreign Borrowers. The amount of borrowings under the Revolving Credit Facility is subject to a borrowing base, as defined in the A&R Credit Agreement, which is determined by a calculation that is primarily based upon the carrying values of Sotheby's loan portfolio, art inventory, and Net Tangible Assets.

•	Increases the Net Tangible Asset component of the borrowing base calculation from $20 million to $50 million.

•	Reduces interest rate margins for borrowings under the Revolving Credit Facility.

•
Reduces commitment fees for undrawn amounts under the Revolving Credit Facility from 0.625% per annum to 0.500% per annum. Such fee shall be reduced to 0.375% per annum if the usage of the Revolving Credit Facility is greater than 50%.

•
Provides Sotheby's with greater flexibility with regards to dividend payments and common stock repurchases. As a result of the A&R Credit Agreement, there are now no limitations on dividend payments and common stock repurchases provided that: (i) there are no Events of Default, (ii) the Aggregate Borrowing Availability equals or exceeds $100 million and (iii) the Total Liquidity Amount equals or exceeds $150 million.

•	Increases Sotheby's annual capital expenditure limitation from $25 million to $50 million.
Sotheby's incurred approximately $2.5 million in fees related to the A&R Credit Agreement, which will be amortized on a straight-line basis to interest expense over the extended term of the A&R Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On December 19, 2012, Sotheby's issued a press release with respect to its entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1
Amended and Restated Credit Agreement, dated as of December 19, 2012, among Sotheby's, a Delaware corporation, Sotheby's, Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services California, Inc., Oberon, Inc., Sotheby's Ventures, LLC, Oatshare Limited, Sotheby's, a company registered in England, Sotheby's Financial Services Limited and Sotheby's Hong Kong Limited, as Borrowers, the other Credit Parties signatory thereto, the Lenders signatory thereto , General Electric Capital Corporation, as Agent and a Lender and GE Capital Markets, Inc., HSBC Bank PLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners

	99.1	Press release of Sotheby's, dated December 19, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	December 20, 2012

Exhibit Index

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of December 19, 2012, among Sotheby's, a Delaware corporation, Sotheby's, Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services California, Inc., Oberon, Inc., Sotheby's Ventures, LLC, Oatshare Limited, Sotheby's, a company registered in England, Sotheby's Financial Services Limited and Sotheby's Hong Kong Limited, as Borrowers, the other Credit Parties signatory thereto, the Lenders signatory thereto , General Electric Capital Corporation, as Agent and a Lender and GE Capital Markets, Inc., HSBC Bank PLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners

99.1         Press release of Sotheby's, dated December 19, 2012